Exhibit 99.2
Chart Ferox and PPS win contract for LNG reloading station in Lithuania
Cleveland, Ohio - February 25, 2016 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that its wholly owned Czech subsidiary Chart Ferox and EPC consortium partner, PPS Pipeline Systems Germany, have been selected to provide an LNG reloading station for AB Klaipėdos nafta at the Port of Klaipeda, Lithuania. The consortium will deliver a total project scope including equipment engineering, production, installation, and commissioning, together with construction of the associated infrastructure, for €27.7 million. The contract between AB Klaipėdos nafta and the consortium will enter into full force after approval of conclusion of the EPC contract by the general meeting of shareholders of AB Klaipėdos nafta. Chart’s proven LNG technology combines the highest quality and safety standards with total operational reliability, while PPS is a leader in construction and other civil related activities in the natural gas sector. Chart’s scope of supply is nearly 50% of total award value.
Five Chart cryogenic storage tanks, each measuring over 50 meters in length and with an external diameter of almost 6 meters, will provide 5,000 cubic meters of LNG storage at the station, which will be equipped with two loading areas for LNG trucks and jetty modules for ship bunkering. The Chart LNG regasification facility will have the capacity to provide 6000 Nm3/hour of natural gas. The LNG reloading station will be operational within 15 months with full scope delivery anticipated during the 2nd half of 2017. The overall plant design will also incorporate a potential future expansion, capable of doubling the storage capacity.
“We are delighted with this prestigious award and excited to be working with our new partner, PPS Pipeline Systems. Both companies are experts in their respective fields with the experience and pedigree to deliver the project within an extremely aggressive timescale” said Miroslav Cerny, Business Director of Chart Ferox.
The main project aim is to develop Klaipeda as a Baltic hub and virtual pipeline to fuel ships and deliver LNG by truck to reduce the traditional dependence on imported pipeline gas.
To learn more about Chart LNG technology, visit : www.chartLNG.com
Certain statements made in this news release are forward-looking statements, such as statements concerning business plans, market trends, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors that could cause actual results to differ materially, such as economic downturns, a reduction in customer purchases, competition, changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ, see Chart's filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Contact:

Ken Webster
Vice President, Chief Accounting
Officer and Controller
216-626-1216
ken.webster@chartindustries.com